Exhibit 99.4

ORUKA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On August 29, 2024, First Merger Sub merged with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (the “First Merger”), and Oruka merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”), whereby the bylaws of the Company, dated August 29, 2024, were amended and restated in the form attached hereto as Exhibit 3.3. In connection with the completion of the Merger, Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.”

You should read the following discussion and analysis of Oruka’s financial condition and results of operations together with the section titled “Oruka’s financial statements and the related notes” included as Exhibit 99.3 and Exhibit 99.2 of the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 5, 2024 (the “Current Report on Form 8-K”) of which this Exhibit 99.4 is a part. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding Oruka’s plans, objectives, expectations, intentions and projections. Oruka’s actual results could differ materially from those described in or implied by these forward-looking statements.

Overview

Oruka is a biotechnology company focused on developing novel monoclonal antibody therapeutics for psoriasis (“PsO”) and other inflammatory and immunology (“I&I”) indications. Oruka’s name is derived from or, for “skin,” and arukah, for “restoration”— reflects Oruka’s mission to deliver therapies for chronic skin diseases that provide patients the greatest possible freedom from their condition. Oruka’s strategy is to apply antibody engineering and format innovations to validated modes of action, which Oruka believes will enable it to improve meaningfully upon the efficacy and dosing regimens of standard-of-care medicines while significantly intending to reduce technical and biological risk. Oruka’s programs aim to treat and potentially modify disease by targeting mechanisms with proven efficacy and safety involved in disease pathology and the activity of pathogenic tissue-resident memory T cells. Oruka’s lead program, ORKA-001, is designed to target the p19 subunit of interleukin-23 (“IL-23p19”) for the treatment of PsO. Oruka’s co-lead program, ORKA-002, is designed to target interleukin-17A and interleukin-17F (“IL-17A/F”) for the treatment of PsO, psoriatic arthritis (“PsA”), and other conditions. These programs each bind their respective targets at high affinity and incorporate half-life extension technology with the aim to increase exposure and decrease dosing frequency. Oruka believes that its focused strategy, differentiated portfolio, and deep expertise position it to set a new treatment standard in large I&I markets with continued unmet need.

Oruka Therapeutics, Inc. was established and incorporated under the laws of the state of Delaware on February 6, 2024. Oruka Therapeutics, Inc. was founded by Paragon and has since assembled a management team with significant experience in clinical development.

ORKA-001 is a high affinity, extended half-life monoclonal antibody (“mAb”) designed to target IL-23p19. IL-23 is a pro-inflammatory cytokine that plays a critical role in the proliferation and development of Th17 cells, which are the primary drivers of several autoimmune and inflammatory disorders, including PsO. IL-23 is composed of two subunits: a p40 subunit that is shared with IL-12 and a p19 subunit that is specific to IL-23. First-generation IL-23 antibodies bound p40 and inhibited both IL-12 and IL-23 signaling, while more recent IL-23 antibodies targeting the p19 subunit have shown improved efficacy and safety when applied by other companies. Based on preclinical evidence, Oruka believes that ORKA-001 could achieve higher response rates than established therapies in PsO while requiring less frequent dosing and maintaining the favorable safety profile of therapies targeting IL-23p19. ORKA-001 is engineered with YTE half-life extension technology, a specific three amino acid change in the Fc domain to modify the pH-dependent binding to the neonatal Fc receptor (“FcRn”). As a result, it has a pharmacokinetic profile designed to support a subcutaneous (“SQ”) injection as infrequently as once or twice a year. In addition, emerging evidence suggests that IL-23 blockade can modify the disease biology of PsO, possibly leading to durable remissions and preventing the development of PsA. Oruka believes that the expected characteristics of ORKA-001 increase its potential to deliver these disease-modifying benefits. Oruka plans to initiate a Phase 1 trial of ORKA-001 in the first half of 2025 that will have the potential to not only generate important pharmacokinetic and safety data but also to demonstrate its efficacy in PsO patients.

ORKA-002 is a high affinity, extended half-life mAb designed to target IL-17A/F. IL-17 inhibition has become central to the treatment of psoriatic diseases, including PsO and PsA, and has also shown efficacy in other I&I indications, such as HS and axSpA. More recently, the importance of inhibiting the IL-17F isoform along with IL-17A has become appreciated, and dual blockade with the recently approved therapy Bimzelx (bimekizumab) has led to higher response rates in patients than blockade of IL-17A alone. ORKA-002 is designed to bind IL-17A/F at similar epitopes, or binding sites, and affinity ranges as bimekizumab, but incorporates half-life extension technology that could enable more convenient dosing intervals. Oruka plans to initiate Phase 1 trials of ORKA-002 in the second half of 2025.

Oruka views ORKA-002 and ORKA-001 as highly complementary. Patients with moderate-to-severe PsO that have purely skin manifestations are most often treated with IL-23 inhibitors due to the high efficacy and tolerability of this mechanism. However, for patients who also have joint involvement, or signs and symptoms of PsA, an IL-17 inhibitor is typically used due to its efficacy in addressing both skin and joint symptoms. In addition, IL-17 inhibitors are often used in patients with highly resistant skin symptoms that do not adequately resolve through treatment with an IL-23 inhibitor. Together, ORKA-001 and ORKA-002 provide the potential to offer a highly compelling product profile for most patients with PsO and/or PsA, as well as the opportunity to address additional I&I indications.

Oruka has a third mAb program, ORKA-003, designed to target an undisclosed pathway. Oruka’s strategy as a company is to remain highly focused on I&I diseases, and specifically on inflammatory dermatology conditions. Oruka’s third program provides the potential for indication expansion beyond PsO and creates combination opportunities with Oruka’s more advanced programs.

Since Oruka’s inception in February 2024, it has devoted substantially all of its resources to raising capital, organizing and staffing the company, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties for the manufacture of Oruka’s programs and component materials, and providing general and administrative support for these operations. Oruka does not have any programs approved for sale and has not generated any revenue from product sales. To date, Oruka has funded its operations primarily with proceeds from the issuance of its Series A convertible preferred stock to a related party, the issuance of the Convertible Note to a related party and the proceeds from the Merger and Oruka’s Pre-closing financing (as defined in “Recent developments” below). Through June 30, 2024, Oruka received gross proceeds of $3.0 million from the issuance of its Series A convertible preferred stock and gross proceeds of $25.0 million from the issuance of the Convertible Note. Under the Series A Preferred Stock and Convertible Note Purchase Agreement (the “Purchase Agreement”) pursuant to which the Convertible Note was sold, Oruka can sell up to an additional $30.0 million in convertible notes. Oruka intends to sell an additional $30.0 million in convertible notes but there is currently no expectation as to when that will occur.

Oruka has incurred operating losses since its inception. Oruka’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs Oruka may develop. Oruka generated net losses of $22.2 million for the three months ended June 30, 2024 and $29.3 million for the period from February 6, 2024 (inception) to June 30, 2024. As of June 30, 2024, Oruka had an accumulated deficit of $29.3 million. Oruka expects to continue to incur significantly increased expenses for the foreseeable future if and as it:

●	continues its research and development and discovery-related development of its programs, ORKA-001, ORKA-002, and ORKA-003;

●	submits for and receives allowance to proceed with its investigational new drug applications, or INDs, for certain of its programs in order to commence future clinical trials;

●	successfully completes future preclinical studies for its pipeline;

●	seeks and identifies additional research programs and product candidates and initiates discovery-related activities and preclinical studies for those programs;

●	hires additional research and development and clinical personnel;

●	experiences any delays, challenges, or other issues associated with the pre-clinical and clinical development of its programs, including with respect to its regulatory strategies;

●	seeks marketing approvals for any programs for which it successfully completes clinical trials;

●	develops, maintains and enhances a sustainable, scalable, reproducible and transferable manufacturing process for the programs it may develop;

●	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any programs for which it may obtain marketing approval;

●	adds operational, financial and management information systems and personnel, including personnel to support its product development;

●	seeks timely and successful completion of preclinical studies;

●	pursues effective investigational new drug applications or comparable foreign applications that allow commencement of its planned clinical trials or future clinical trials for any programs it may develop;

●	initiates enrollment and successful completion of clinical trials;

●	pursues positive results from its future clinical trials that support a finding of safety and effectiveness, and an acceptable risk-benefit profile in the intended populations;

●	seeks marketing approvals from applicable regulatory authorities;

●	maintains, expands, enforces, defends and protects its intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products it may develop;

●	seeks maintenance of a continued acceptable safety, tolerability and efficacy profile of any programs it may develop following approval;

●	further acquires or in-licenses product candidates or programs, intellectual property and technologies;

●	establishes and maintains any future collaborations, including making royalty, milestone or other payments thereunder;

●	maintains a continued acceptable safety profile of its products following approval; and

●	incurs additional costs of operating as a public company, including audit, legal, regulatory and tax related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premium and investor relation cost.

Any changes in the outcome of any of these variables with respect to the development of programs that Oruka may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the FDA or another regulatory authority were to require Oruka to conduct clinical trials beyond those that Oruka currently anticipates will be required for the completion of clinical development of a program, or if Oruka’s experiences significant delays in its clinical trials due to patient enrollment or other reasons, Oruka would be required to expend significant additional financial resources and time on the completion of clinical development. Oruka may never obtain regulatory approval for any of its programs.

Oruka will not generate revenue from product sales unless and until it successfully initiates and completes clinical development and obtains regulatory approval for any product candidates. If Oruka obtains regulatory approval for any of its programs and do not enter into a commercialization partnership, Oruka expects to incur significant expenses related to developing Oruka’s commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result, Oruka will need substantial additional funding to support its continued operations and growth strategy. Until such a time as Oruka can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. Oruka may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If Oruka fails to raise capital or enter into such agreements as, and when, needed, Oruka may have to significantly delay, scale back or discontinue the development and commercialization of one or more of Oruka’s programs.

Because of the numerous risks associated with product development, Oruka is unable to accurately predict the timing or amount of increased expenses or when or if Oruka will be able to achieve or maintain profitability. Even if Oruka is able to generate product sales, it may not become profitable. If Oruka fails to become profitable or are unable to sustain profitability on a continuing basis, then Oruka may be unable to continue Oruka’s operations at planned levels and be forced to reduce or terminate its operations.

Oruka believes that its existing cash of $15.1 million as of June 30, 2024, together with the proceeds from the Merger and Oruka’s Pre-closing financing (as defined in “— Recent Developments” below), will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the date Oruka’s condensed consolidated financial statements for the period ended June 30, 2024 were issued. Oruka has based this estimate on assumptions that may prove to be wrong, and Oruka could exhaust its available capital resources sooner than Oruka expects. See “— Liquidity and Capital Resources” and “Risk Factors — Risks Related to Oruka’s Financial Condition and Capital Requirements.”

Recent Developments

The Merger, Pre-Closing Financing, and Reverse Stock Split

On April 3, 2024, Oruka entered into a Merger Agreement with ARCA and the Merger Subs, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, First Merger Sub will merge with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the Merger. On August 29, 2024, Oruka completed its merger with ARCA in accordance with terms of the Merger Agreement, pursuant to which, among other matters, Oruka merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” ARCA following the Merger is referred to herein as the “combined company.” The combined company is led by Oruka’s management team and remains focused on developing biologics to optimize the treatment of inflammatory skin diseases. Immediately prior to the completion of the Merger, and in order to provide Oruka with additional capital for its development programs, Oruka issued and sold, and certain new and current investors purchased, 3,322,793 shares of common stock of Oruka and 805,350 Oruka pre-funded warrants, exercisable for 805,250 shares of Oruka common stock, at an estimated purchase price of $66.62 ($5.55 prior to the impact of the reverse stock split) per share or an estimated purchase price of $66.61 ($5.54 prior to the impact of the reverse stock split) per warrant, for the aggregate amount of $275.0 million, which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note and accrued interest on such note and the related conversion into 397,002 shares of Oruka common stock (the “Oruka’s Pre-closing financing”), and will precede the closing of the Merger.

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”) (together with the Oruka pre-closing financing as defined below, the “Transactions”), immediately prior to the Effective Time, (i) each share of Oruka common stock outstanding, including outstanding and unvested Oruka restricted stock and shares of Oruka common stock issued in connection with the Subscription Agreement (both defined in Note 1 to its financial statement included as Exhibit 99.2 and condensed consolidated financial statements included as Exhibit 99.3 of the Company’s Current Report on Form 8-K of which this Exhibit 99.4 is a part), were converted into the right to receive shares of the ARCA  common stock, which were subject to the same vesting provisions as those immediately prior to the Merger, (ii) each share of Oruka Series A convertible preferred stock was converted into the right to receive ARCA Series B convertible preferred stock, (iii) each option or warrant to purchase Oruka common stock was converted into the right to receive an option or warrant to purchase ARCA common stock, which were subject to the same vesting provisions as those immediately prior to the Merger, and (iv) each pre-funded warrant to purchase shares of Oruka common stock issued in connection with the Subscription Agreement was converted into the right to receive a pre-funded warrant to purchase shares of the Company common stock.

On August 29, 2024, the Company’s Board of Directors approved an amended and restated certificate of incorporation of the Company effecting a one-for-twelve reverse stock split of the Company’s issued and outstanding shares of common stock. This was approved by the stockholders on August 29, 2024 and the split was effected on September 3, 2024 without any change in the par value per share. The Company commenced trading on a post Reverse Stock Split, post-Merger basis at the open of trading on September 3, 2024. All information related to the Company’s common stock, common stock warrants, restricted stock awards, and stock options, as well as the per share amounts, have been retroactively adjusted to give effect for the one-for-twelve reverse stock split for all periods presented.

Impact of Risk Factors on Oruka’s Operations

Uncertainty in the global economy presents significant risks to Oruka’s business. Oruka is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, rising interest rates, recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and Israel and Gaza and the responses thereto, and supply chain disruptions. While Oruka is closely monitoring the impact of the current macroeconomic conditions on all aspects of Oruka’s business, including the impacts on its participants in future clinical trials, employees, suppliers, vendors and business partners, the ultimate extent of the impact on its business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Oruka’s control and could exist for an extended period of time. Oruka will continue to evaluate the nature and extent of the potential impacts to Oruka’s business, results of operations, liquidity and capital resources.

Components of Results of Operations

Revenue

To date, Oruka has not generated revenue from any sources, including product sales, and do not expect to generate any revenue from the sale of products in the foreseeable future. If Oruka’s development efforts for its product candidates are successful and result in regulatory approval, Oruka may generate revenue in the future from product sales or payments from future collaboration or license agreements that Oruka may enter into with third parties, or any combination thereof. Oruka cannot predict if, when, or to what extent it will generate revenue from the commercialization and sale of its product candidates. Oruka may never succeed in obtaining regulatory approval for any of its product candidates.

Operating Expenses

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the development and research of Oruka’s programs. These expenses include costs of funding research performed by third parties, including Paragon, that conduct research and development activities on Oruka’s behalf, expenses incurred in connection with continuing Oruka’s current research programs and discovery-phase development of any programs Oruka may identify, including under future agreements with third parties, such as consultants and contractors, personnel related expenses, including salaries, bonuses, benefits, equity-based compensation expense, and allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for Oruka’s leased office space.

Oruka expenses research and development costs as incurred. For the three months ended June 30, 2024 and period from February 6, 2024 (inception) to June 30, 2024 Oruka recognized $15.4 million and $20.4 million of expenses, respectively, in connection with services provided by Paragon and Paruka under the Option Agreements, including nonrefundable research and development expense fees associated with each Research Plan on its condensed consolidated statement of operations and comprehensive loss. See “— Contractual Obligations and Commitments” below for further details on Oruka’s research plans.

Oruka’s primary focus since inception has been the identification and development of its pipeline programs. Oruka’s research and development expenses primarily consist of external costs, such as fees paid to Paragon under the Paragon Option Agreements. Oruka separately tracks the amount of costs incurred under the Paragon Option Agreements with Paragon between ORKA-001 and ORKA-002. See “— Contractual Obligations and Commitments” below for further details on the Paragon Option Agreements.

General and Administrative

General and administrative expenses consist primarily of personnel related expenses, including salaries, bonuses, benefits, and equity-based compensation, for individuals in Oruka’s executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters, professional fees for accounting, auditing, tax, information technology, insurance, recruiting costs, and allocated human resource costs, information technology costs, and facility-related costs, including rent, utilities, maintenance, and depreciation for Oruka’s leased office space. In April 2024, Oruka entered into a lease agreement with Oak Grove LP (“Oak Grove Lease”) for office space located in Menlo Park, California. The Oak Grove Lease began on June 15, 2024 with an initial term of 39.5 months. Oruka’s lease payment is expected to be $1.4 million over the initial lease term.

Oruka expects that its general and administrative expenses will increase substantially for the foreseeable future as Oruka increases its headcount to support the expected growth. Oruka also expects to incur increased expenses associated with a reverse merger public transaction and becoming a public company, including increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs, and investor and public relations costs. Oruka also expects to incur additional intellectual property-related expenses as Oruka files patent applications to protect innovations arising from its research and development activities.

Other Expense

Interest expense of $0.8 million and $1.0 million incurred for the three months ended June 30, 2024 and period from February 6, 2024 (inception) to June 30, 2024, respectively, relates to the Convertible Note issued to Fairmount Healthcare Fund II, L.P. (“Fairmount Fund II”) in March 2024.

Income Taxes

No provision for income taxes was recorded for the three months ended June 30, 2024 and period of February 6, 2024 (inception) through June 30, 2024. Deferred tax assets generated from Oruka’s net operating losses have been fully reserved as Oruka believes it is not more likely than not that the benefit will be realized due to its cumulative losses generated to date.

Results of Operations for the Three Months Ended June 30, 2024

The following table summarizes Oruka’s statement of operations and comprehensive loss for the period presented (in thousands):

Three Months Ended June 30, 2024
Operating expenses
Research and development(1)	$18,673
General and administrative(2)	2,820
Total operating expenses	21,493
Loss from operations	(21,493)
Other expense
Interest expense(3)	(750)
Total other expense	(750)
Net loss and comprehensive loss	$(22,243)

(1)	Includes related party amount of $15,457 for the three months ended June 30, 2024
(2)	Includes related party amount of $342 for the three months ended June 30, 2024
(3)	Includes related party amount of $750 for the three months ended June 30, 2024

Research and Development Expenses

The following table summarizes Oruka’s research and development expenses incurred for the period presented (in thousands):

Three Months Ended June 30, 2024
External research and development costs by selected target:
ORKA-001(1)	$14,428
ORKA-002(2)	2,685
Other research and development costs:
Personnel-related (including stock-based compensation)(3)	1,344
Other	216
Total research and development expenses	$18,673

(1)	Includes related party amount of $12,412 for the three months ended June 30, 2024
(2)	Includes related party amount of $2,683 for the three months ended June 30, 2024
(3)	Includes related party amount of $362 for the three months ended June 30, 2024

Research and development expenses were $18.7 million for the three months ended June 30, 2024 and consisted primarily of the following:

●	$12.4 million of research and development expense due to Paragon for services rendered under the Paragon Option Agreement for ORKA-001, including $5.9 million of research and development expense due to Paragon incurred through March 31, 2024 upon completion of IL-23 selection process;

●	$2.0 million of research and development expense due to an increase in chemistry, manufacturing, and development costs for ORKA-001, including $0.3 million of toxicology testing for ORKA-001 with a third-party contract research organization;

●	$2.7 million of research and development expense due to Paragon for services rendered under the Paragon Option Agreement for ORKA-002;

●	$1.3 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation expense of $0.5 million; and

●	$0.2 million of allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for Oruka’s leased office space.

General and Administrative Expenses

The following table summarizes Oruka’s total general and administrative expenses for the period presented (in thousands):

Three Months Ended June 30, 2024
Personnel-related (including stock-based compensation)(1)	$1,374
Professional and consulting fees	1,185
Legal fees related to patent(2)	234
Other(3)	27
Total general and administrative expenses	$2,820

(1)	Includes related party amount of $26 for the three months ended June 30, 2024
(2)	Includes related party amount of $223 for the three months ended June 30, 2024
(3)	Includes related party amount of $93 for the three months ended June 30, 2024

General and administrative expenses were $2.8 million for the three months ended June 30, 2024 and consisted primarily of the following:

●	$1.4 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $0.2 million;

●	$1.2 million of professional and consulting fees associated with accounting, audit, and legal fees due to an increase in Oruka’s business activity and as Oruka began preparation to become a public company; and

●	$0.2 million of legal fees due to Paragon associated with patent related activities.

Results of Operations for the Period of February 6, 2024 (Inception) to June 30, 2024

The following table summarizes Oruka’s statement of operations and comprehensive loss for the period presented (in thousands):

Period from February 6, 2024 (Inception) to June 30, 2024
Operating expenses
Research and development(1)	$23,866
General and administrative(2)	4,490
Total operating expenses	28,356
Loss from operations	(28,356)
Other expense
Interest expense(3)	(964)
Total other expense	(964)
Net loss and comprehensive loss	$(29,320)

(1)	Includes related party amount of $20,430 for the period February 6, 2024 (Inception) to June 30, 2024
(2)	Includes related party amount of $1,268 for the period February 6, 2024 (Inception) to June 30, 2024
(3)	Includes related party amount of $964 for the period February 6, 2024 (Inception) to June 30, 2024

Research and Development Expenses

The following table summarizes Oruka’s research and development expenses incurred for the period presented (in thousands):

Period from February 6, 2024 (Inception) to June 30, 2024
External research and development costs by selected target:
ORKA-001(1)	$15,178
ORKA-002(2)	6,840
Other research and development costs:
Personnel-related (including stock-based compensation)(3)	1,608
Other	240
Total research and development expenses	$23,866

(1)	Includes related party amount of $13,162 for the period February 6, 2024 (Inception) to June 30, 2024
(2)	Includes related party amount of $6,838 for the period February 6, 2024 (Inception) to June 30, 2024
(3)	Includes related party amount of $430 for the period February 6, 2024 (Inception) to June 30, 2024

Research and development expenses were $23.9 million for the period from February 6, 2024 (inception) to June 30, 2024 and consisted primarily of the following:

●	$13.2 million of research and development expense due to Paragon for services rendered under the Paragon Option Agreement for ORKA-001, including $5.9 million of research and development expense due to Paragon incurred through March 31, 2024 upon completion of IL-23 selection process;

●	$2.0 million of research and development expense on chemistry, manufacturing, and development costs for ORKA-001, including $0.3 million in toxicology testing for ORKA-001 with a third-party contract research organization;

●	$6.8 million of research and development expense due to Paragon for services rendered under the Paragon Option Agreement for ORKA-002;

●	$1.6 million of personnel-related costs related to recruiting costs, salaries, benefits, and other compensation-related costs, including stock-based compensation expense of $0.5 million; and

●	$0.2 million of allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for Oruka’s leased office space.

General and Administrative Expenses

The following table summarizes Oruka’s total general and administrative expenses for the period presented (in thousands):

Period from February 6, 2024 (Inception) to June 30, 2024
Personnel-related (including stock-based compensation)(1)	$2,155
Professional and consulting fees	1,629
Legal fees related to patent(2)	490
Other(3)	216
Total general and administrative expenses	$4,490

(1)	Includes related party amount of $609 for the period February 6, 2024 (Inception) to June 30, 2024
(2)	Includes related party amount of $479 for the period February 6, 2024 (Inception) to June 30, 2024
(3)	Includes related party amount of $180 for the period February 6, 2024 (Inception) to June 30, 2024

General and administrative expenses were $4.5 million for the period from February 6, 2024 (inception) to June 30, 2024 and consisted primarily of the following:

●	$2.2 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $0.2 million and $0.6 million of personnel-related costs are amounts due to Paragon related to recruiting costs for hiring Oruka’s executive team, legal, and finance and accounting functions;

●	$1.6 million of professional and consulting fees associated with accounting, audit, and legal fees as Oruka began preparation to become a public company;

●	$0.5 million of legal fees due to Paragon associated with patent related activities; and

●	$0.2 million of other business expenses due to Paragon.

Liquidity and Capital Resources

Since Oruka’s inception, Oruka has incurred significant operating losses. Oruka expects to incur significant expenses and operating losses for the foreseeable future as Oruka commences the pre-clinical and clinical development of its programs and continues its early-stage research activities. Oruka has not yet commercialized any products and Oruka does not expect to generate revenue from sales of products for several years, if at all. As of June 30, 2024, Oruka had funded its operations primarily with proceeds from the sale of its Series A convertible preferred stock and the issuance of the Convertible Note. In March 2024, Oruka received $3.0 million in gross proceeds from the issuance of Series A convertible preferred stock and $25.0 million in gross proceeds from the issuance of the Convertible Note, both of which were related party transactions. As of June 30, 2024, Oruka had cash of $15.1 million.

Cash Flows

The following table summarizes Oruka’s cash flows for the period presented (in thousands):

Period from February 6, 2024 (Inception) to June 30, 2024
Net cash used in operating activities	$(11,201)
Net cash provided by financing activities	26,322
Net increase in cash	$15,121

Operating Activities

From February 6, 2024 (inception) to June 30, 2024, net cash used in operating activities was $11.2 million, which was primarily attributable to a net loss of $29.3 million, offset by non-cash charges of $0.8 million and net cash provided by changes in operating activities of $17.3 million. Non-cash charges consisted of a $0.8 million increase in stock-based compensation expense. Net cash provided by changes in our operating activities primarily consisted of a $2.0 million increase in accounts payable, $0.6 million increase in accrued expenses and other current liabilities, $15.4 million increase in related parties accounts payable and other current liabilities, $1.0 million increase in accrued interest, related party, partially offset by a $1.7 million increase in prepaid expenses and other current assets. The increase in amounts due to related parties, accounts payable, and accrued expenses and other current liabilities was primarily due to an increase in Oruka’s business activity, as well as vendor invoicing and payments. The increase in accrued interest, related party was primarily due to an additional quarter of interest associated with Oruka’s outstanding convertible note. The increase in prepaid expenses and other current assets was primarily due to prepaid research and development expenses with Oruka’s contract research organization.

Financing Activities

From February 6, 2024 (inception) to June 30, 2024, net cash provided by financing activities was $26.3 million, consisting of $2.9 million of net proceeds from the issuance of Oruka’s Series A convertible preferred stock and $25.0 million of net proceeds from the issuance of the Convertible Note, partially offset by $1.6 million of payments in deferred offering costs.

Funding Requirements

To date, Oruka has not generated any revenue from product sales. Oruka has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if Oruka’s development efforts are successful, it is uncertain when, if ever, Oruka will realize significant revenue from product sales. If Oruka obtains regulatory approval for any of its product candidates and start to generate revenue, Oruka expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.

Oruka believes that its existing cash of $15.1 million as of June 30, 2024, together with the proceeds from the Merger and Oruka’s Pre-closing financing, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance of these financial statements. Oruka has based this estimate on assumptions that may prove to be wrong, and Oruka could exhaust its available capital resources sooner than Oruka expects. Oruka expects that it will require additional funding to advance its potential product candidates through development, regulatory approval and commercialization if any of its product candidates are approved.

Until such time, if ever, as Oruka can generate substantial product revenue, Oruka expects to finance its cash needs through a combination of equity offerings and debt financings. To the extent that Oruka raises additional capital through the sale of equity or convertible debt securities, ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include restrictive covenants that limit Oruka’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Oruka is unable to raise additional funds, it may be required to delay, reduce or eliminate some or all of its planned operations.

Contractual Obligations and Commitments

Paragon Option Agreements

In March 2024, Oruka entered into the Paragon Option Agreements. Under the terms of the Paragon Option Agreements, Paragon identifies, evaluates and develops antibodies directed against certain mutually agreed therapeutic targets of interest to Oruka. The Option Agreement includes two selected targets, IL-23 (“ORKA-001”) and IL-17A/F (“ORKA-002”). Under each of the Paragon Option Agreements, Oruka has the exclusive option to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture and commercialize the antibodies and potential products directed to the selected targets. If Oruka exercises its options, Oruka will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale. From time to time, Oruka can choose to add additional targets to the collaboration by mutual agreement with Paragon.

Pursuant to the terms of the Paragon Option Agreements, the parties initiated certain Research Programs. Each Research Program is aimed at discovering, generating, identifying and/or characterizing antibodies directed to the respective target. For each Research Program, the parties established a Research Plan that sets forth the activities that will be conducted, and the associated research budget. Oruka and Paragon will agree on initial Research Plans that outline the services that will be performed commencing at inception of the arrangement related to IL-17 and IL-23. Oruka’s exclusive option with respect to each Research Program is exercisable at Oruka’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Plan activities. There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreements.

Pursuant to the Paragon Option Agreements, on a research program-by-research program basis following the finalization of the Research Plan for each respective research program, Oruka was required to pay Paragon a nonrefundable fee in cash of $0.8 million related to the research initiation fee for ORKA-001. This amount was recognized as a research and development expense during the period from February 6 (inception) to June 30, 2024, and paid to Paragon in April 2024. In June 2024, pursuant to the Option Agreements with Paragon, Oruka completed the selection process of its development candidate for IL-23 antibody for ORKA-001 program. Oruka is responsible for 50% of the development costs incurred through the completion of the IL-23 selection process, provided that Oruka receives rights to at least one selected IL-23 antibody. Oruka’s share of development costs incurred through March 31, 2024 is $5.9 million, which was recorded as a research and development expense. Oruka is expected to pay 50% of the development costs incurred through selection which totaled $12.4 million which was recorded as research and development in the three months ended June 30, 2024 and is expected to be paid in September 2024 to Paragon.

Oruka was also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs incurred between January 1, 2024 and March 6, 2024. This amount was recognized as a research and development expense during the period from February 6 (inception) to June 30, 2024. Oruka paid $3.3 million to Paragon in April 2024. Oruka is also responsible for the development costs of $1.9 million and $2.8 million, respectively, which was recognized as a research and development expense in for the three months ended June 30, 2024 and the period from February 6 (inception) to June 30, 2024, respectively. Oruka incurred $0.8 million for the research initiation fee related to ORKA-002 during the three months ended June 30, 2024 following the finalization of the ORKA-002 Research Plan. Oruka will also be responsible for ORKA-002 development costs incurred after June 30, 2024, through the completion of the IL-17 selection process.

Furthermore, the Paragon Option Agreements provide for an annual equity grant of warrants to purchase 1.00% of the then outstanding shares of Oruka common stock, on a fully diluted basis, on each of December 31, 2024 and December 31, 2025, during the term of the Paragon Option Agreements, at the fair market value determined by Oruka’s board of directors.

Oruka expenses the service fees as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses in the accompanying statement of operations and comprehensive loss.

Note Payable with Related Party

In March 2024, Oruka entered into the Purchase Agreement with Fairmount Fund II, whereby Oruka issued a convertible note, with an initial principal amount of $25.0 million that can be converted into Series A Preferred Stock (or a Series of preferred shares that is identical in respect to the shares of preferred shares issued in its next equity financing) or shares of Oruka’s common stock in exchange for aggregate proceeds of $25.0 million. The Convertible Note accrues interest at a rate of 12.0% per annum. All unpaid interest and principal are scheduled to mature on December 31, 2025 (the “Maturity Date”). Prepayment is not permitted without prior written consent of Fairmount Fund II. Pursuant to the Purchase Agreement, Oruka has the right to sell and issue additional convertible notes up to an aggregate principal amount equal to $30.0 million, in addition to the $25.0 million of initial principal amount of the Convertible Note.

Immediately prior to the completion of the Merger, the Convertible Note was converted into 497,287 shares of common stock based on the aggregate principal amount of $25.0 million, plus any unpaid accrued interest of $1.5 million divided by the conversion price of $66.62 ($5.55 prior to the impact of the reverse stock split) per share, in connection with the pre-Merger financing.

As of June 30, 2024, the aggregate principal amount of outstanding borrowings under the Convertible Note was $25.0 million and Oruka has the right to issue and sell up to an additional $30.0 million in convertible notes under the Purchase Agreement.

Critical Accounting Policies and Significant Judgments and Estimates

Oruka’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires Oruka to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Oruka’s estimates are based on its historical experience and on various other factors that Oruka believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Oruka’s significant accounting policies are described in more detail in Note 2 to its financial statement included as Exhibit 99.2 and condensed consolidated financial statements included as Exhibit 99.3 of Oruka’s Current Report on Form 8-K of which this Exhibit 99.4 is a part, Oruka believes the following accounting policies used in the preparation of its financial statements require the most significant judgments and estimates.

Accrued Research and Development Expenses

As part of the process of preparing Oruka’s financial statements, Oruka is required to estimate its accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the services when Oruka has not yet been invoiced or otherwise notified of actual costs. The majority of Oruka’s service providers invoice the company in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Oruka makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to Oruka at that time. At each period end, Oruka corroborates the accuracy of these estimates with the service providers and makes adjustments, if necessary. Estimated accrued research and development expenses include those related to fees paid to vendors in connection with discovery development activities and any research organizations in connection with studies and testing. Although Oruka does not expect its estimates to be materially different from amounts actually incurred, Oruka’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Stock-Based Compensation

Oruka measures stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of Oruka common stock, based on their fair value on the date of the grant using the Black-Scholes model. Oruka measures restricted common stock awards using the difference, if any, between the purchase price per share of the award and the fair value of Oruka common stock at the date of grant. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees. Compensation expense for awards to non-employee with service-based vesting conditions is recognized in the same manner as if Oruka had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Oruka uses the straight-line method to recognize the expense of awards with service-based vesting conditions. Oruka accounts for forfeitures as they occur.

The Black-Scholes model uses inputs that are determined by the Board on the date of grant and assumptions Oruka makes for the volatility of stock-based awards, the expected term of stock-based awards, the risk-free interest rate for a period that approximates the expected term of Oruka’s stock-based awards and its expected dividend yield. Oruka has historically been a private company and lacks company-specific historical and implied volatility information of Oruka’s stock. Therefore, Oruka estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for a term equal to the remaining time of the expected term. The expected term of Oruka’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. Oruka has estimated a 0% dividend yield based on the expected dividend yield and the fact that Oruka has never paid, and does not expect to pay, any cash dividends in the foreseeable future.

Determination of Fair Value of Common Stock

As there had been no public market for Oruka’s stock-based awards from February 6, 2024 (inception) to June 30, 2024, the estimated fair value of stock-based awards has been determined by Oruka’s board of directors as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that it believed were relevant. In addition, Oruka’s board of directors considered various objective and subjective factors to determine the fair value of its share-based awards as of each grant date, including:

●	the prices at which Oruka sold shares of Series A convertible preferred stock and preferences of the Series A convertible preferred stock relative to Oruka’s stock-based awards at the time of each grant;

●	the progress of Oruka’s research and development programs, including the status of discovery-phase studies for its product candidates;

●	Oruka’s stage of development and business strategy;

●	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

●	Oruka’s financial position, including cash on hand, and Oruka’s historical and forecasted performance and operating results;

●	the lack of an active public market for Oruka common stock and its Series A convertible preferred stock at the grant dates;

●	the likelihood of achieving a liquidity event, such as the proposed reverse recapitalization transaction, or sale of Oruka in light of prevailing market conditions; and

●	the analysis of reverse recapitalization transactions and market performance of similar companies in the biotechnology industry.

Oruka’s common stock valuations were prepared using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Oruka had used significantly different assumptions or estimates, the fair value of Oruka’s incentive shares and its stock-based compensation expense could have been materially different.

Once a public trading market for Oruka common stock has been established in connection with the completion of this Merger, it is no longer necessary for Oruka’s board of directors to estimate the fair value of its stock-based awards in connection with its accounting for granted stock-based awards or other such awards Oruka may grant, as the fair value of Oruka’s common stock and share-based awards is determined based on the quoted market price of Oruka’s common stock.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Oruka’s financial position, results of operations or cash flows is disclosed in Note 2 to Oruka’s condensed consolidated financial statements as of June 30, 2024 included in Exhibit 99.3 of this Current Report on Form 8-K of which this Exhibit 99.4 is a part.

Off-Balance Sheet Arrangements

As of June 30, 2024, Oruka did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

The Convertible Note bears interest until December 2025 at a fixed rate per annum equal 12%. An immediate 10% change in the prime rate would not have a material impact on Oruka’s debt-related obligations, financial position or results of operations.

Inflation Risk

Oruka’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, Oruka believes the effects of inflation, if any, on Oruka’s results of operations and financial condition have been immaterial. Oruka cannot assure you its business will not be affected in the future by inflation.